Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES RESULTS

FOR FOURTH QUARTER AND YEAR-END

ST. PAUL, March 1, 2006 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced fourth quarter and year-end results for the periods ending December 31, 2005. For the year ended December 31, 2005:

•	Revenues increased $6.3 million to $63.0 million, or 11.1%
•	Consolidated gross margin increased to 43.0% from 42.0%
•	Gross profit increased $3.3 million to $27.1 million, or 13.8%
•	Operating income increased to $5.5 million from the prior-year $4.3 million, or 28.4%
•	Income before income taxes increased to $4.2 million from the prior-year $2.9 million, or 43.2%
•	Net income increased to $3.3 million from the prior-year $1.8 million, or 82.2%

For the three-month period, revenues were $15,000,000, compared to $13,616,000 from the prior-year period. The Company recorded operating income of $874,000 for the three-month period, compared to $416,000 for the prior-year period. The Company recorded net income of $1,057,000 for the three-month period compared to $110,000 for the prior-year period. For the twelve month period, revenues were $63,047,000 compared to $56,736,000 for the prior-year period. The Company recorded operating income of $5,524,000 for the twelve-month period compared to $4,303,000 for the prior-year period. The Company recorded net income of $3,318,000 for 2005 compared to $1,821,000 for the prior-year period.

The Company recorded a $499,000 net tax benefit as part of fourth quarter earnings. The income tax benefit was primarily the result of the reduction of the valuation allowance on deferred tax assets.

Margins continue to improve. Total operating expenses as a percentage of sales decreased slightly to 34.3% for the year, compared to 34.4% for the prior year. The Company’s balance sheet also continues to improve with a reduction in the revolving line of credit balance and the continued repayment of long-term debt. Also, the Company made capital expenditures of $4.1 million during the year, substantially financed from internally generated cash.

MEDTOX will hold a teleconference to discuss fourth quarter 2005 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. Dialing 800-387-5648 a few minutes prior to the scheduled start time on March 1 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through March 8 at 800-642-1687 conference ID # 5335103. International callers may access the replay at 706-645-9291 with the same conference ID # 5335103.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2004 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
REVENUES:
Laboratory services	$ 11,774	$ 10,525	$ 48,582	$ 43,219
Product sales	3,226	3,091	14,465	13,517
	15,000	13,616	63,047	56,736
COST OF REVENUES:
Cost of services	7,353	6,973	30,111	27,611
Cost of sales	1,229	1,195	5,816	5,291
	8,582	8,168	35,927	32,902

GROSS PROFIT	6,418	5,448	27,120	23,834

OPERATING EXPENSES:
Selling, general and administrative	5,045	4,516	19,309	17,826
Research and development	499	516	2,287	1,705
	5,544	5,032	21,596	19,531

INCOME FROM OPERATIONS	874	416	5,524	4,303

OTHER INCOME (EXPENSE):
Interest expense	(196)	(207)	(816)	(997)
Other expense, net	(120)	(32)	(503)	(369)
	(316)	(239)	(1,319)	(1,366)

INCOME BEFORE INCOME TAX BENEFIT (EXPENSE)	558	177	4,205	2,937

INCOME TAX BENEFIT (EXPENSE)	499	(67)	(887)	(1,116)

NET INCOME	$ 1,057	$ 110	$ 3,318	$ 1,821

BASIC EARNINGS PER COMMON SHARE	$ 0.13	$ 0.01	$ 0.43	$ 0.24

DILUTED EARNINGS PER COMMON SHARE	$ 0.12	$ 0.01	$ 0.40	$ 0.23

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,148,010	7,533,190	7,785,037	7,471,847
Diluted	8,543,586	8,130,956	8,199,650	7,853,916

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$ 1,312	$ 263
Accounts receivable	9,889	8,287
Inventories	3,301	3,624
Other current assets	2,627	2,824
Total current assets	17,129	14,998

Building, equipment and improvements, net	17,927	16,348

Other assets	24,334	24,614
Total assets	$ 59,390	$ 55,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 8,752	$ 12,081

Long-term obligations	5,793	6,090

Stockholders’ equity	44,845	37,789
Total liabilities and stockholders’ equity	$ 59,390	$ 55,960

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